Paritz & Company, P.A.

Certified Public Accountants

15 Warren Street, Suite 25
Hackensack, New Jersey 07601
(201) 342-7753
Fax: (201) 342-7598
E-Mail: PARITZ@paritz.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Father Time, Inc.

We have audited the accompanying balance sheet of Father Time, Inc. (the "Company") for December 31. 2018 and March 31, 2019, and the related statements of operations, stockholders' deficit, and cash flows for the period from inception (May 16, 2016) to March 15, 2019. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Father Time, Inc. as of March 15, 2019, and the results of its operations and cash flows period from inception (May 16, 2018) to March 15, 2019 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, for the period from May 16, 2016 (Inception) through March 15, 2019, the company had a net loss of $7,501. As of March 15, 2019, the company has not generated any revenues from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management plans are also discussed in Note 2. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

/S/***Paritz & Company, P.A.***

Hackensack, New Jersey
March 15, 2019